EXHIBIT 10 (hhh)
AMENDMENT TO POST-EMPLOYMENT AGREEMENT
     The Post-Employment Agreement, dated March 10, 2004 (the “Agreement”) by and between Hasbro, Inc. (the “Company”) and Alfred J. Verrecchia (the “Executive”) be and hereby is amended, effective as of January 1, 2005, in the manner set forth below (the “Amendment”).
     1. Section 1.1 of the Agreement is amended by deleting the first sentence thereof up to the colon and inserting in its place the following:
     “Subject to Section 1.10, in the event that the Executive’s employment is terminated by the Company Without Cause or by the Executive for Good Reason, as defined herein, provided that such termination is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and provided that within 60 days following such termination the Executive executes a Severance and Settlement Agreement (including a release of claims) drafted by the Company and provided to the Executive, substantially in the form attached hereto as Attachment A, the Company shall pay the Executive Severance Pay of up to three (3) years Annual Base Salary and Annual Bonus as follows:”
     2. Section 1.4 of the Agreement is amended to read in its entirety as follows:
     “1.4 SEVERANCE PAYMENTS. The Severance Pay set forth in Sections 1.1, 1.3, 1.8 and 1.9 shall be paid in accordance with the Company’s regular payroll practices or benefit policies, as applicable; provided, however, that in no event: (i) shall the payment of such Severance Pay commence until after the Severance and Settlement Agreement becomes final and binding and (ii) except as set forth otherwise in the second to last sentence of this Section 1.4, shall any element of the Severance Pay be paid earlier than the date that is six (6) months following the Executive’s separation from service (within the meaning of Code Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), unless the Executive is not a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) immediately prior to such separation from service. If there is any delay in the payment of any element of the Severance Pay due to the operation of the preceding sentence, then once the conditions to payment of such element have been met such payments will begin in accordance with the Company’s regular payroll practices; provided that any amounts which would have been paid previous thereto but for the delay imposed by the preceding sentence will be paid in a lump sum to the Executive as soon as such conditions to payment are met. Any and all applicable federal, state and local taxes and withholdings shall be withheld from any Severance Pay. Notwithstanding the delay on the payment of Severance Pay imposed by subsection (ii) of the first sentence of this Section 1.4, following such time as the Severance and Settlement Agreement becomes final and binding, but prior to the date that is six (6) months following the Executive’s separation from service, the Executive shall be entitled to such of the medical, dental and other benefits provided by Section 1.3 of this Agreement as do not constitute nonqualified deferred compensation subject to Code Section 409A. If the Executive’s employment is terminated by the Company Without Cause or by the Executive for Good Reason, but such termination does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), then the Executive will still be entitled to the payments otherwise called for by Section 1.1 of this Agreement, but such payments will be made in the manner called for by this Section 1.4 beginning after such time as the Executive does have a “separation of service”, and the amount of such payments will be computed under Section 1.1 as if the Executive had had a “separation from service” on the date of such termination Without Cause or for Good Reason.”
     3. Section 1.8 of the Agreement is deleted and replaced in its entirety with the following:
     “1.8 SEVERANCE PAY UPON TERMINATION BY MUTUAL AGREEMENT. Subject to Section 1.10, if the Executive’s employment is terminated by the parties’ mutual written agreement as a result of a family medical emergency or for such other reason beyond the control of the Executive that results in him being unable to work as may be mutually determined by the Company’s Board of Directors and the Executive, the Executive will not be entitled to Severance Pay under Section 1.1, but instead will be eligible for Severance Pay of eighteen (18) months Monthly Base Salary and Monthly Bonus, provided that such termination is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and provided that within 60 days following such termination the Executive executes a Severance and Settlement Agreement (including a release of claims) drafted by the Company and provided to the Executive, substantially in the form attached hereto as Attachment A. If such termination by mutual written agreement does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), then the Executive will still be entitled to the payments otherwise called for by this Section 1.8, but such payments will be made following such time as the Executive does have a “separation of service”.”
     4. The first sentence of Section 1.9 of the Agreement is replaced by the following:
     “Subject to Section 1.10, if the Executive’s employment is terminated because of disability, the Executive will not be entitled to Severance Pay under Section 1.1, but instead will be eligible for Severance Pay of eighteen (18) months Monthly Base Salary and Monthly Bonus, provided that such termination is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and provided that within 60 days following such termination the Executive or his estate, as applicable, executes a Severance and Settlement Agreement (including a release of claims) drafted by the Company and provided to the Executive or his estate, substantially in the form attached hereto as Attachment A. If such termination because of disability does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), then the Executive will still be entitled to the payments otherwise called for by this Section 1.9, but such payments will be made following such time as the Executive does have a “separation of service”.”
     5. Section 2.1 of the Agreement is amended to read:
     “Subject to Sections 2.2, 2.5 and 2.6 herein, the Executive shall receive an annuity payable in monthly installments, the first such installment being paid on the first day of the month following the month in which the Executive’s employment terminates and the last installment being paid on the first day of the month in which the Executive dies, in which the annual amount is 1.5% of the Executive’s Final Average Pay (as defined herein) times his years of Benefit Service (as defined below), but not to exceed 60% of Final Average Pay (such benefits, reduced as set forth in the following sentence, shall be referred to hereafter as the “Enhanced Retirement Benefits”). The amount payable under the preceding sentence shall be reduced by (a) the lifetime benefits (straight life annuity) payable under the Hasbro, Inc. Pension Plan (the “Pension Plan”) and (b) the excess pension benefits payable under the Hasbro, Inc. Supplemental Benefit Retirement Plan (the “Supplemental Benefit Plan”). For the purposes of this Section 2.1, the Executive’s Final Average Pay per year is equal to: his Five Year Average Compensation as such term was defined in the Pension Plan that was in effect on March 10, 2004, as determined without regard to any limitations imposed by Sections 401(a)(17) or Section 415(b) of the Internal Revenue Code, but including as compensation any of the Executive’s elective deferrals under the Hasbro, Inc. Deferred Compensation Plan, and the Executive’s years of Benefit Service shall be equal to: his years of Benefit Service as such term was defined in the Pension Plan that was in effect on March 10, 2004, without regard to any subsequent amendments.”
     6. Section 2.2 of the Agreement is amended to read as follows:
     The portion of the benefits described in Section 2.1 that that was earned and vested as of December 31, 2004 (as determined in accordance with Treas. Regs. §1.409A-6(a)(3)(i)) shall be paid on (or commencing on) the first day of the month following the month in which the Executive’s employment terminates, in the form of a life annuity payable in monthly installments or, if the Executive elects, either (a) in any actuarially equivalent form of benefit provided under the Supplemental Benefit Plan, determined using the actuarial conversion factors used for the Supplemental Benefit Plan, or (b) as an actuarially equivalent lump sum, determined using the actuarial conversion factors used for the Supplemental Benefit Plan for this purpose; provided, however, that payment shall be made in a form specified pursuant to (b) only if the Executive has affirmatively elected such form of payment at least twelve (12) months in advance of the first day of the month following the month in which the Executive’s employment terminates.
     The portion of the benefits described in Section 2.1 that was not earned or vested as of December 31, 2004 shall be paid to the Executive in a lump sum amount, on the date that is six (6) months following the date on which the Executive’s employment terminates. The lump sum shall be a payment that is actuarially equivalent to a single life annuity payable in the manner provided for in the preceding paragraph, determined using the actuarial factors set for in the Supplemental Benefit Plan, with interest from the date the Executive’s employment terminates, at the same rate, if any, provided for in the Supplemental Benefit Plan for such purpose. If the Executive dies after the date his employment terminates, but before the lump sum amount is paid, the lump sum shall be paid to the Executive’s spouse.
     7. A new Section 7 is added at the end of the Agreement to read as follows:
     “7. WAIVER OF BENEFIT. In consideration of the provisions for an Enhanced Retirement and other benefits provided for in this Agreement, the Executive agrees to waive any benefit that he would otherwise be entitled to receive under the Hasbro, Inc. Retirement Savings Plan or the Supplemental Benefit Plan with respect to the so-called Annual Company Contribution and the Annual Transition Contribution, as defined and set forth in the Hasbro, Inc. Retirement Savings Plan, as amended and restated as of January 1, 2008.”
     8. The form of Severance and Settlement Agreement attached to the Agreement as Attachment A be and hereby is amended to reflect the foregoing amendments in the timing and manner of benefits to be provided to the Executive under the Agreement.
     The parties acknowledge that they have had an opportunity to consult with legal and tax advisors regarding the terms and effect of this Amendment.
     The parties have executed this Amendment effective as of the date set forth above.

HASBRO, INC.

By:	/s/ Barry Nagler
Name:	Barry Nagler
Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE

By:	/s/ Alfred J. Verrecchia
Name:	Alfred J. Verrecchia

4